Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Drew Industries Incorporated:

We consent to the incorporation by reference in the Registration Statement (No. 333-128537) on Form S-3 of Drew Industries Incorporated and subsidiaries of our report dated March 13, 2007, with respect to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006, annual report on Form 10-K of Drew Industries Incorporated and subsidiaries.

/s/ KPMG LLP

Stamford, Connecticut
May 29, 2007